Exhibit 99.1

Kips Bay Medical Provides FDA Update and Reports First Quarter 2012 Results

Minneapolis, MN, May 9, 2012 (BUSINESS WIRE)—Kips Bay Medical, Inc. (NASDAQ: KIPS) today provides an FDA update and announced financial results for its first quarter ended March 31, 2012.

FDA Update

As previously discussed, the Company is performing a feasibility trial in Europe which is designed to provide additional information to the U.S. FDA sufficient to allow the FDA to approve an investigational device exemption (“IDE”) for a pivotal study in the U.S.  The Company is currently working through the ethics committee review and approval process at its selected clinical study sites in Europe.  The Company expects to enroll up to 120 patients at 8 sites for this study, with a primary efficacy endpoint of graft patency, or openness, at six months.  The Company expects to commence patient enrollment in the summer of 2012.

In April 2012, the Company provided additional information on the eSVS MESH to the FDA under a Pre-IDE submission.  This Pre-IDE submission allows the Agency to determine if the additional information gathered by the Company is adequate to answer questions raised by the FDA over the course of the prior year.  If the FDA finds that to be the case, the Company intends to move forward with an IDE submission requesting approval for the addition of four U.S. hospitals to the feasibility study described above.  The Company expects to file this IDE submission in the summer of 2012.  The FDA has 30 days to respond to an IDE application, and while there can be no assurance that the FDA will approve the application, the Company remains optimistic that it will receive approval.

The additional data the Company provided to the FDA included clinical results from a retrospective study of patients implanted with commercially available eSVS MESH devices at the American Hospital in Dubai, UAE and longer-term follow-up angiograms performed on patients from its original international trial.

Post-Market Studies Update

Enrollment has commenced in the Company’s second post market study being performed at the University Hospital Basel, Clinic for Cardiac Surgery, in Basel, Switzerland.  As previously discussed, this study will be similar to the Company’s first European post market study except that patient follow-up will be more frequent (30 days, and six, 12 and 24 months after CABG) and graft patency will be evaluated with coronary angiograms performed at both the six and 24 month follow-up visits.  This study will enroll up to 100 patients.

Financial Results

Net sales in the first quarter of 2012 were $53,000, down from $110,000 in the first quarter of 2011. Gross profit was $29,000 and $73,000 in the first quarter of 2012 and 2011, respectively.

Net loss in the first quarter of 2012 was $1.3 million, or $0.08 per diluted share, compared to our net loss of $909,000, or $0.06 per diluted share, in the first quarter of 2011.  During the first quarter of 2012, our gross margin declined to 54.7% from 66.4% in the first quarter of 2011.  The need for additional studies and clinical data to support favorable reimbursement decisions does curtail the Company’s ability to generate sales.  Furthermore, the decrease in net sales during the first quarter of 2012 reflects the impact of continued budget pressures on hospitals in most European countries.  The decreased gross margin reflects the impact of reduced manufacturing volumes on our cost of sales.

Balance Sheet and Cash Flow

Cash, cash equivalents and short-term investments decreased to $7.9 million at March 31, 2012 from $9.2 million at December 31, 2011. Total current assets decreased to $9.1 million at March 31, 2012, from $10.2 million at December 31, 2011. These decreases resulted from the use of cash to fund operations during the quarter.

Current liabilities decreased from $260,000 as of December 31, 2011 to $237,000 as of March 31, 2012. This minimal decrease is attributable to normal variations in the timing of the receipt and payment of vendor invoices at the end of the quarter.

Cash used in operations increased from $215,000 in the first quarter of 2011 to $1.2 million in the first quarter of 2012. During the first quarter of 2011, we realized a large decrease in prepaid expenses and other current assets, related to the completion of our initial public offering, which offset our operating loss for the period.    The non-recurrence of this event in the first quarter of 2012, combined with our increased operating loss in the first quarter of 2012, caused an increase in the cash used in operations.

Looking Ahead

Sales, general and administrative expenses will increase slightly as the Company continues to expand its sales and marketing activities.  Research and development expenses are expected to increase now that the Company’s post market studies have commenced and its feasibility study is expected to begin to enroll patients in the summer of 2012.  The Company’s ability to maintain margins will be dependent upon both the pricing negotiated with distributors and future production levels required to support commercial sales and clinical trials.

About Kips Bay Medical

Kips Bay Medical, Inc., founded in 2007 and headquartered in Minneapolis, Minnesota, is a medical device company focused on manufacturing and commercializing its external saphenous vein support technology, or eSVS MESH for use in coronary artery bypass grafting surgery. The eSVS MESH is a nitinol mesh sleeve that, when placed over a saphenous vein graft during CABG surgery, is designed to improve the structural characteristics and long-term performance of the saphenous vein graft. Additional information about Kips Bay Medical, Inc. can be found at www.KipsBayMedical.com.

Safe Harbor

Certain statements in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are provided under the protection of the safe harbor for forward-looking statements provided by that Act. For example, statements in this press release regarding (i)  patient enrollments in its feasibility trial in Europe; (ii)  the Company’s filing of an IDE application to add four U.S. hospitals to its feasibility trial and its optimism about receiving approval of this application; (iii) the second post market study being performed at the University Hospital Basel; and (iv) expectations regarding sales, general and administrative expenses, research and development expenses and margins; are forward-looking statements. These statements involve risks and uncertainties which could cause results to differ materially from those projected, including but not limited to, the potential for the FDA’s refusal to grant, or delays in granting, IDE approval; lack of growth, or declines, in CABG procedures; unanticipated negative results in clinical trials and other factors detailed from time to time in our SEC filings, including our annual report on Form 10-K filed on March 15, 2012 and subsequent periodic reports. We encourage you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release. The forward-looking statements made in this release are made only as of the date of this release, and we undertake no obligation to update them to reflect subsequent events or circumstances.

Contact:

Kips Bay Medical, Inc.

Manny Villafaña, Chairman and Chief Executive Officer, +1-763-235-3540

Email: Manny.Villafana@KipsBayMedical.com

or

Scott Kellen, Chief Financial Officer,  +1-763-235-3540

Email:  Scott.Kellen@KipsBayMedical.com

Kips Bay Medical, Inc.

Statements of Comprehensive Income (unaudited)

(Dollars in thousands, except share and per share amounts)

	Three Months Ended
	March 31, 2012	April 2, 2011

Net sales	$53	$110
Cost of sales	(24)	(37)
Gross profit	29	73
Operating expenses:
Research and development	483	434
Selling, general and administrative	822	552
Total operating expenses	(1,305)	(986)
Other income:
Interest income	5	4
Net loss	$(1,271)	$(909)
Basic and diluted net loss per share	$(0.08)	$(0.06)
Weighted average shares outstanding — basic and diluted	16,245,579	14,598,092

Comprehensive Loss	$(1,270)	$(909)

Kips Bay Medical, Inc.

Balance Sheets (unaudited)

(Dollars in thousands, except share and per share amounts)

	March 31, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$2,780	$6,211
Short-term investments	5,120	2,957
Accounts receivable, net of allowance for doubtful accounts of $14 as of March 31, 2012 and December 31, 2011	27	40
Inventories	953	892
Prepaid expenses and other current assets	244	100
Total current assets	9,124	10,200
Property and equipment, net	430	467
Total assets	$9,554	$10,667

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$59	$85
Accrued liabilities	176	171
Accrued milestone and royalties	2	4
Total current liabilities	237	260

Stockholders’ equity:
Undesignated stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding as of March 31, 2011 and December 31, 2011, respectively	—	—
Common stock, $0.01 par value, 40,000,000 shares authorized, 16,245,579 issued and outstanding as of March 31, 2012 and December 31, 2011	162	162
Additional paid-in capital	34,771	34,591
Accumulated other comprehensive loss	(2)	(3)
Retained deficit	(25,614)	(24,343)
Total stockholders’ equity	9,317	10,407
Total liabilities and stockholders’ equity	$9,554	$10,667

Kips Bay Medical, Inc.

Statements of Cash Flows (unaudited)

(Dollars in thousands)

	Three Months Ended
	March 31, 2012	April 2, 2011
Cash flows from operating activities:
Net loss	$(1,271)	$(909)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	28	23
Stock-based compensation	180	140
Amortization of premium on short-term investments	30	—
Other	15	—
Changes in operating assets and liabilities:
Accounts receivable	13	(10)
Inventories	(61)	(65)
Prepaid expenses and other current assets	(144)	1,032
Accounts payable	(26)	(80)
Accrued liabilities	5	(345)
Accrued milestone and royalties	(2)	(1)
Net cash used in operating activities	(1,233)	(215)
Cash flows from investing activities:
Proceeds from sales and maturities of short-term investments	1,777	—
Purchases of short-term investments	(3,970)	—
Purchase of property and equipment	(5)	(3)
Net cash (used in) provided by investing activities	(2,198)	(3)
Cash flows from financing activities:
Proceeds from sale of common stock in IPO, net of related costs of $2,868	—	13,632
Net cash provided by financing activities	—	13,632
Net increase (decrease) in cash and cash equivalents	(3,431)	13,414
Cash and cash equivalents at beginning of period	6,211	3,548
Cash and cash equivalents at end of period	$2,780	$16,962